Exhibit (b)

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such excluded information has been marked with “[***]”.

Indicative Summary Term Sheet

For Discussion Purposes only

BORROWER	NewCo Acquisition, thereof (collectively, “Borrower”)

BORROWER	Zodiac Partners II LLC

LENDER	Eclipse Business Capital LLC or one of its affiliates. (“EBC”)

SENIOR SECURED CREDIT FACILITY	Up to a $75,000,000 Revolving Credit Facility

BORROWING BASE AVAILABILITY	Up to [***]% of eligible credit card receivables and up to [***]% of the net orderly liquidation value of Borrower’s eligible inventory. Typical eligibility criteria for a secured credit facility would apply.

TERM	36 Months

USE OF PROCEEDS	The proceeds will be used to finance the acquisition of a retail company, provide working capital, fund capital expenditures and for general corporate purposes.

INTEREST RATE	For all loans, absent a default, 1-month Adjusted Term SOFR ([***]% Floor) plus the Applicable Margin.

APPLICABLE MARGIN	Adjusted Term SOFR plus [***]% (360-day year)

FEES

A Closing Fee of [***] of the Revolving Credit Facility, which shall be treated as an original issue discount.

Unused Facility Fee of 0.[***]% of the unused portion of the Revolving Credit Facility.

Collateral Monitoring Fee of [***] of the used portion of the Revolving Credit Facility for each month, or part thereof, payable monthly.

Prepayment premium, of [***]% in the first year, [***]% in the second year and [***]% in the third year.

DEFAULT RATE	Default interest at [***]% above the rate otherwise applicable.

SECURITY	Fully perfected first priority security interest in all existing and after-acquired assets of Borrower. All collateral would be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances reasonably acceptable to EBC.

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